Exhibit 10.28

FORM OF RESTRICTED UNIT AWARD AGREEMENT

This agreement (“Agreement”) entered into as of <<GRANT DATE>>, by and between Fluor Corporation, a Delaware corporation (“Company”), and <<NAME>> (“Grantee” or “you”) evidences and confirms the following Restricted Unit Award by the Committee (as defined in the Plan) under the Fluor Corporation 2000 Restricted Stock Plan for Non-Employee Directors, as amended (the “Plan”).

Section 1.               AWARD SUBJECT TO PLAN

This Restricted Unit Award is made subject to all of the terms and conditions of the Plan, including any terms, rules or determinations made by the Committee, pursuant to its administrative authority under the Plan and such further terms as are set forth in the Plan that are applicable to awards thereunder, including without limitation provisions on adjustment of awards, non-transferability, satisfaction of tax requirements and compliance with other laws.  Capitalized terms used in this Agreement and not defined herein have the meaning set forth in the Plan.

Section 2.               RESTRICTED UNIT AWARD

Your Restricted Unit Award consists of <<NUMBER>> Units, which Units shall become earned and payable in cash as the transfer restrictions on the <<RSS NUMBER>> shares of restricted stock awarded to you concurrently herewith (the “Restricted Stock”) pursuant to the Restricted Stock Agreement by and between you and the Company lapse.  Each Unit Award shall be equal in value to the closing price per share at which the common stock of the Company is sold in the regular way on the New York Stock Exchange on the date upon which such Unit becomes earned and payable.  Your Restricted Unit Award is subject to the same transfer restrictions and repurchase rights as the Restricted Stock.

Section 3.               RESTRICTIONS ON SALE OR OTHER TRANSFER

Each Restricted Unit Award issued to Grantee pursuant to this Agreement shall be subject to forfeiture to the Company and to the following provisions:

(a)           The Restricted Units shall have no value until the restrictions set forth herein lapse in accordance with the provisions of Section 4 or until the units are forfeited pursuant to paragraph (c) of this Section 3.

(b)           No such units may be sold, transferred or otherwise alienated or hypothecated.

(c)           All of Grantee’s Restricted Units remaining subject to any restriction hereunder shall be forfeited to, at no cost, the Company in the event that the Committee determines that any of the following circumstances has occurred:

(i)            Grantee has engaged in knowing and willful misconduct in connection with his service as a member of the Board;

(ii)           Grantee, without the consent of the Committee, at any time during his period of service as a member of the Board, becomes a principal of, serves as a director of, or owns a material interest in, any business that directly or through a controlled subsidiary competes with the Company or any Subsidiary; or

(iii)          Grantee does not stand for re-election to, or voluntarily quits or resigns from, the Board for any reason, except under circumstances that would cause such restrictions to lapse under Section 4.

Section 4.               LAPSE OF RESTRICTIONS

Provided you are serving as a non-employee director of the Company at the time, the restrictions set forth in Section 3 hereof shall lapse (provided that such shares have not previously been forfeited pursuant to the provisions of paragraph (c) of Section 3 hereof) with respect to the number of shares as specified below upon the occurrence of any of the following events:

(a)           100% of the shares subject to this Restricted Stock Award shall vest on <<VESTING DATE>>.

(b)           Notwithstanding the foregoing, the restrictions set forth in Section 3 hereof shall lapse in their entirety if the restricted stock has been held by Grantee for at least six months, and:

(i)            the Grantee attains the age for mandatory retirement of members of the Board as specified in the Bylaws of the Company (as applied to the Grantee on the date Grantee’s retirement from the Board) or obtains Board approval of early retirement in accordance with Section 5.5 of the Plan;

(ii)           the Grantee dies or becomes permanently and totally disabled, which shall have the meaning give to it in Appendix A to this Agreement, as determined in accordance with applicable Company personnel policies; or

(iii)          upon a Change of Control, which shall have the meaning given to it in Appendix A to this Agreement.

Section 5.               TAX WITHHOLDING

Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Grantee is and remains the Grantee’s responsibility and that the Company (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Restricted Units, including the grant and vesting of Restricted Units, subsequent delivery of cash related to such Restricted Units and receipt of any dividend equivalent payments (if any) and (ii) do not commit to structure the terms or any aspect of this grant of Restricted Units to reduce or eliminate the Grantee’s liability for Tax-Related Items. The Grantee shall pay the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantee’s participation in the Plan or the Grantee’s receipt of Restricted Units that cannot be satisfied by the means described below. Further, if the Grantee is subject to tax in more than one jurisdiction, the Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the taxable or tax withholding event, as applicable, the Grantee shall pay, or make adequate arrangements satisfactory to the Company (in its sole discretion) to satisfy all Tax-Related Items to the extent withholding is required.  In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee by (1) withholding from the Restricted Unit proceeds (which may also be used to satisfy any Restricted Stock Withholding required) and/or (2) withholding from the Grantee’s other cash compensation paid by the Company.

Grantee acknowledges and understands that Grantee should consult a tax adviser regarding Grantee’s tax obligations prior to such settlement or disposition.

Section 6.               SEVERABILITY

In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

Section 7.               DATA PROTECTION

THE GRANTEE HEREBY EXPLICITLY AND UNAMBIGUOUSLY CONSENTS TO THE COLLECTION, USE AND TRANSFER, IN ELECTRONIC OR OTHER FORM, OF THE GRANTEE’S PERSONAL DATA AS DESCRIBED IN THIS DOCUMENT BY AND AMONG, AS APPLICABLE, THE COMPANY AND ITS SUBSIDIARIES FOR THE EXCLUSIVE PURPOSE OF IMPLEMENTING, ADMINISTERING AND

MANAGING THE GRANTEE’S PARTICIPATION IN THE PLAN. THE GRANTEE UNDERSTANDS THAT THE COMPANY AND ITS SUBSIDIARIES HOLD CERTAIN PERSONAL INFORMATION ABOUT THE GRANTEE, INCLUDING, BUT NOT LIMITED TO, NAME, HOME ADDRESS AND TELEPHONE NUMBER, DATE OF BIRTH, SOCIAL SECURITY OR INSURANCE NUMBER OR OTHER IDENTIFICATION NUMBER, SALARY, NATIONALITY, JOB TITLE, ANY SHARES OR DIRECTORSHIPS HELD IN THE COMPANY, DETAILS OF ALL OPTIONS OR ANY OTHER ENTITLEMENT TO SHARES AWARDED, CANCELED, PURCHASED, EXERCISED, VESTED, UNVESTED OR OUTSTANDING IN THE GRANTEE’S FAVOR FOR THE PURPOSE OF IMPLEMENTING, MANAGING AND ADMINISTERING THE PLAN (“DATA”).  THE GRANTEE UNDERSTANDS THAT THE DATA MAY BE TRANSFERRED TO ANY THIRD PARTIES ASSISTING IN THE IMPLEMENTATION, ADMINISTRATION AND MANAGEMENT OF THE PLAN, THAT THESE RECIPIENTS MAY BE LOCATED IN THE GRANTEE’S COUNTRY OR ELSEWHERE, INCLUDING OUTSIDE THE EUROPEAN ECONOMIC AREA, AND THAT THE RECIPIENT COUNTRY MAY HAVE DIFFERENT DATA PRIVACY LAWS AND PROTECTIONS THAN THE GRANTEE’S COUNTRY. THE GRANTEE UNDERSTANDS THAT HE/SHE MAY REQUEST A LIST WITH THE NAMES AND ADDRESSES OF ANY POTENTIAL RECIPIENTS OF THE DATA BY CONTACTING THE LOCAL HUMAN RESOURCES REPRESENTATIVE. THE GRANTEE AUTHORIZES THE RECIPIENTS TO RECEIVE, POSSESS, USE, RETAIN AND TRANSFER THE DATA, IN ELECTRONIC OR OTHER FORM, FOR THE PURPOSES OF IMPLEMENTING, ADMINISTERING AND MANAGING THE GRANTEE’S PARTICIPATION IN THE PLAN, INCLUDING ANY REQUISITE TRANSFER OF SUCH DATA, AS MAY BE REQUIRED TO A BROKER OR OTHER THIRD PARTY. THE GRANTEE UNDERSTANDS THAT DATA WILL BE HELD ONLY AS LONG AS IS NECESSARY TO IMPLEMENT, ADMINISTER AND MANAGE PARTICIPATION IN THE PLAN. THE GRANTEE UNDERSTANDS THAT HE/SHE MAY, AT ANY TIME, VIEW DATA, REQUEST ADDITIONAL INFORMATION ABOUT THE STORAGE AND PROCESSING OF THE DATA, REQUIRE ANY NECESSARY AMENDMENTS TO THE DATA OR REFUSE OR WITHDRAW THE CONSENTS HEREIN, IN ANY CASE WITHOUT COST, BY CONTACTING THE LOCAL HUMAN RESOURCES REPRESENTATIVE IN WRITING. THE GRANTEE UNDERSTANDS THAT REFUSING OR WITHDRAWING CONSENT MAY AFFECT THE GRANTEE’S ABILITY TO PARTICIPATE IN THE PLAN. FOR MORE INFORMATION ON THE CONSEQUENCES OF REFUSING TO CONSENT OR WITHDRAWING CONSENT, THE GRANTEE UNDERSTANDS THAT HE/SHE MAY CONTACT THE STOCK PLAN ADMINISTRATOR AT THE COMPANY.

Section 8.               ACKNOWLEDGMENT AND WAIVER

By accepting this grant of Restricted Units, the Grantee acknowledges and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement;

(b) the grant of Restricted Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Units, or benefits in lieu of Restricted Units, even if Restricted Units have been granted repeatedly in the past;

(c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company;

(d) the Grantee is participating voluntarily in the Plan;

(e) Restricted Unit grants and resulting benefits are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company;

(f) this grant of Restricted Units will not be interpreted to form an employment contract or relationship with the Company;

(g) the future value of the Company’s shares is unknown, may increase or decrease from the date of grant or vesting of the Restricted Units and cannot be predicted with certainty; and

(h) in consideration of this grant of Restricted Units, no claim or entitlement to compensation or damages shall arise from termination of this grant of Restricted Units or diminution in value of this grant of Restricted Units resulting from termination of the Grantee’s directorship by the Company (for any reason whatsoever) and the Grantee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, the Grantee shall be deemed irrevocably to have waived any entitlement to pursue such claim.

Section 9.               GRANT-SPECIFIC TERMS

Appendix A contains additional terms in compliance with Section 409A of the US Internal Revenue Code.

Section 10.             NONTRANSFERABILITY

The Restricted Unit Award granted hereunder may be exercised during the life of Grantee solely by Grantee or Grantee’s duly appointed guardian or personal representative.  Grantee acknowledges and agrees that no Award and no other right under the Plan, contingent or otherwise, will be assignable or subject to any encumbrance, pledge, or charge of any nature.

Section 11.             ENFORCEMENT

This Agreement shall be construed, administered and enforced in accordance with the laws of the State of Delaware.

Section 12.             EXECUTION OF AWARD AGREEMENT

Please acknowledge your acceptance of the terms and conditions of this Agreement by signing the original of this Agreement and returning it to Executive Services.  If you have not signed and returned this Agreement within one month, the Company is not obligated to provide you any benefit hereunder and may refuse to issue shares to you under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first herein above written.

FLUOR CORPORATION

by:

Grantee

APPENDIX A

Compliance with Section 409A of the Internal Revenue Code

(a)           It is intended that the provisions of this Agreement comply with Section 409A of the U.S. Internal Revenue Code (“Section 409A”) and with the exclusion from Section 409A deferred compensation for so-called short-term deferrals, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A.

(b)           Neither Grantee nor any of Grantee’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Grantee or for Grantee’s benefit under this Agreement may not be reduced by, or offset against, any amount owing by Grantee to the Company or any of its subsidiaries.

(c)           If, at the time of Grantee’s separation from service (within the meaning of Section 409A), (i) Grantee is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period or, if earlier, upon the Grantee’s death.

(d)           Notwithstanding anything to the contrary contained herein or in Grantee’s Restricted Stock Agreement, (i) Grantee shall not be considered permanently and totally disabled unless Grantee is considered disabled in accordance with U.S. Treasury Regulations section 1.409A-3(i)(4), determined as if all permissible provisions of such regulation were in effect, and (ii) a Change of Control shall not be considered to have occurred unless there occurs a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with U.S. Treasury Regulations section 1.409A-3(i)(5).

(e)           Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.  In any case, Grantee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Grantee or for Grantee’s account in connection with this Agreement (including, without limitation, any taxes and penalties under Section 409A), and neither the Company nor any of its subsidiaries shall have any obligation to indemnify or otherwise hold Grantee harmless from any or all of such taxes or penalties.